EXHIBIT 11




                                                                                   EXHIBIT 11


              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                            Three Months Ended            Six Months Ended
                                               September 30,                September 30,
                                           ----------------------       ---------------------
                                             1995         1996            1995         1996
                                           --------     ---------       ---------  ----------
Weighted average common
       shares outstanding                  515,125       515,125        515,125      515,125
Average unallocated ESOP
       shares                              (39,150)      (35,029)       (39,150)     (35,029)
Weighted average treasury
       shares purchased                                  (54,966)                    (48,095)

Common stock equivalents                   475,975       424,950        475,975      432,001
                                          ========      ========       ========     ========

Net earnings                            $   63,280    $  (30,348)     $ 260,471    $ 101,864
                                          ========      ========       ========     ========

Per share amount                        $      .13    $     (.07)     $     .54    $     .23
                                          ========      ========       ========     ========



Earnings per share have been computed on the treasury stock method.

Beginning with the completed stock offering date of October 11, 1994, the Company accounts for the 41,210 shares acquired by the Employee Stock Ownership Plan ("ESOP") in accordance with Statement of Position 93-6. In accordance with this statement, shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation.